Exhibit 10.14

SEABOARD CORPORATION

EXECUTIVE OFFICERS’ BONUS POLICY

PURPOSE:  The purpose of this policy is to establish guidelines for the payment of bonus compensation to the named executive officers of Seaboard Corporation (the “Company”).  The bonus compensation of the named executive officers of the Company who are participants (“Incentive Plan Participants”) in the Seaboard Corporation Executive Incentive Plan (the “Incentive Plan”) is subject to the provisions of the Incentive Plan.

AFFECTS:  The Chief Executive Officer and the other named executive officers of Seaboard Corporation, as defined in Item 402 of Regulation S‑K.  This Bonus Policy does not affect any contractual minimum bonus amount an executive officer may be entitled to receive pursuant to the terms of an employment agreement with the Company.  Although such contractual minimum bonus amount will not be governed by the Incentive Plan or this policy, the amount of such minimum bonus amount will be taken into account in determining the amount of bonus compensation to award under this Bonus Policy

POLICY:

1.

Bonus Compensation Philosophy:  The Company maintains the philosophy that determination of bonus compensation for its executive officers is based upon a recognition that these officers are responsible for implementing the Company’s long‑term strategic objectives.  All executive compensation, including the bonus portion, is designed to attract and retain top executive employees.

2.	Basis for Determination of Bonus Compensation:
•

With respect to the Incentive Plan Participants, each year, depending on the Company’s pre-established, shareholder-approved performance metrics, the Incentive Plan Participants may be eligible for a cash payment under the Incentive Plan.  To the extent the Incentive Plan Participants become eligible for a compensatory payment under the Incentive Plan, the Company’s Incentive Compensation Committee is authorized to exercise discretion to reduce the amount of the cash payment that the Incentive Plan Participants are eligible to receive under the Incentive Plan.

•

With respect to named executive officers who are not Incentive Plan Participants, the Board of Directors shall determine the annual bonus amounts.  This determination will be based on a subjective review of the Company’s financial performance, an assessment of each such officer’s individual contribution to that performance and other discretionary factors.  In the event an executive officer has an Employment Agreement which requires that the Corporation pay a minimum annual bonus, in no event will the Board of Directors reduce the annual bonus to an amount less than the minimum bonus.

•	The amount assigned to each officer is discretionary.
3.	Method and Timing of Payments: Payments will be made in cash before March 15 following the end of the fiscal year to which the bonus compensation relates.
4.

Compliance with Section 409A of the Internal Revenue Code.  It is the intent of the Company that all payments made under this Bonus Policy will be exempt from Section 409A of the Code and the Treasury regulations and guidance issued thereunder (“Section 409A”) pursuant to the “short‑term deferral” exemption.  Notwithstanding any provisions of this Bonus Policy to the contrary, (i) this Bonus Policy shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non‑compliance shall be of no force or effect with respect to this Bonus Policy; and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Bonus Policy to reflect the intention that this Bonus Policy qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Bonus Policy and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  Neither the Company nor the Board makes any representation that this Bonus Policy shall be exempt from or comply with Section 409A, and makes no undertaking to preclude Section 409A from applying to the Plan.

EFFECTIVE DATE:  As of the 2017 bonus, and supersedes all Executive Bonus Policies in effect prior thereto with respect to the named executive officers.